Exhibit 10.16

August 1, 2005

NBTY, Inc.

90 Orville Drive

Bohemia, New York  11716

Attention:  President

Re:          Amendment of Purchase Agreement

Ladies and Gentlemen:

Reference is made to that certain Purchase Agreement (the “Purchase Agreement”) dated as of June 6, 2005 by and between WYETH, a Delaware corporation (“Seller”), and NBTY, Inc., a Delaware corporation (“Buyer”).  Capitalized terms used herein that are not defined shall have the meanings set forth in the Purchase Agreement.

The purpose of this letter agreement is to confirm our mutual agreement to change the Effective Time set forth in the Purchase Agreement from 11:59 p.m. on the Closing Date to 12:01 a.m. on the Closing Date, and to make corresponding changes with respect to the liabilities of each Party with respect to Taxes, to supplement the definition of Operative Agreements and to make certain amendments to the provisions of the Agreement relating to employment of European Employees.  The undersigned hereby agree as set forth below:

This letter shall confirm our agreement that Section 3.1 of the Purchase Agreement is hereby amended by deleting the last sentence of such Section 3.1 in its entirety and substituting in lieu thereof the following:

For purposes of this Agreement, the Closing will be treated as if it occurred at 12:01 a.m. (the “Effective Time”) on the Closing Date.

This letter shall also confirm our agreement that Section 1.88 of the Purchase Agreement is hereby amended by deleting such Section 1.88 in its entirety and substituting in lieu thereof the following:

1.88         “Operative Agreements” shall mean the (i) License Agreement, (ii) the Supply Agreement, (iii) the Transition Services Agreement, (iv) the Leasing Agreement, (v) that certain Assignment Agreement dated as of July     , 2005 by and among Buyer, Solgar Holdings, Inc., a Delaware corporation (“Holdings”), certain wholly-owned subsidiaries of Holdings as listed on the signature pages thereto and Seller, (vi) that certain letter agreement dated August 1, 2005 by and between Seller and Buyer

(the “Side Letter”) and (vii) the Supplementary Documents, as such term is defined in the Side Letter.

This letter shall also confirm our agreement that Section 1.111 of the Purchase Agreement is hereby amended by deleting such Section 1.111 in its entirety and substituting in lieu thereof the following:

1.111       “Straddle Period” shall mean any taxable year or period beginning before and ending on or after the Closing Date.

This letter shall also confirm our agreement that Section 1.115 of the Purchase Agreement is hereby amended by deleting such Section 1.115 in its entirety and substituting in lieu thereof the following:

1.115.      “Tax Assets” shall mean all assets comprising receivables, deferred assets or prepayments for Taxes for taxable periods or portions thereof ending before the Closing Date; excluding in each case any such asset included within the Final Net Asset Value.

This letter shall also confirm our agreement that Section 4.6(a) of the Purchase Agreement is hereby amended by deleting such Section 4.6(a) in its entirety and substituting in lieu thereof the following:

(a)           Except as disclosed on Schedule 4.6(a), (i) all material Tax Returns relating to the Assets with respect to sales, use and property Taxes required to be filed on or before the date hereof for tax years or periods ending before the Closing Date have been timely filed, and all such material sales, use and property Tax Returns are complete and accurate and disclose all material sales, use and property Taxes required to be paid for the periods covered thereby, (ii) all material sales, use and property Taxes shown to be due on such Tax Returns have been timely paid or are being contested in good faith and (iii) no written claim has ever been made by a Governmental Authority to Seller or any of its Subsidiaries in a jurisdiction where Seller or any of its Subsidiaries does not pay sales, use or property Taxes with respect to the Assets that Seller or any of its Subsidiaries is or may be subject to such a sales, use or property Tax with respect to the Assets.

This letter shall also confirm our agreement that Section 4.6(b) of the Purchase Agreement is hereby amended by deleting such Section 4.6(b) in its entirety and substituting in lieu thereof the following:

(b)           Except as disclosed on Schedule 4.6(b), (i) the Share Transferor Entity and Suplementos Solgar have filed all material Tax Returns relating to the Business required to be filed on or before the date hereof for tax years or periods ending before the Closing Date and all such Tax Returns are complete and accurate and disclose all material Taxes relating to the Business required to be paid by the Share Transferor Entity and Suplementos Solgar for the periods covered thereby; (ii) all Taxes shown to be due on such Tax Returns have been timely paid or are being contested in good faith; (iii) the Share Transferor Entity and Suplementos Solgar have not waived any statute of limitations in respect of Taxes relating to the Business or agreed to any extension of time with respect to a Tax assessment or deficiency relating to the Business; (iv) there is no action, suit, dispute, investigation, audit, claim or assessment pending or, to Seller’s knowledge, proposed with respect to Taxes relating to the Business of the Share Transferor Entity or Suplementos Solgar; (v) all Tax Sharing Arrangements will terminate prior to the Closing Date and Suplementos Solgar will have no liability thereunder on or after the Closing Date; and (vi) Suplementos Solgar (A) has never been a member of an Affiliated Group filing a consolidated federal tax return (other than (x) a group the common parent of which was Seller or (y) for Spanish tax purposes, a group comprised solely of the Share Transferor Entity, Suplementos Solgar, Fort Dodge Veterinaria, S.A. and Fort Dodge Iberica, S.L. (the “Spanish Tax Group”)) and (B) has no liability for Taxes of any Person under Reg. § 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise or under Chapter VII Title VII of Spanish RDL 4/2004 of 5 March 2004; and (vii) Suplementos Solgar has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361.

This letter shall also confirm our agreement that Section 7.5(a)(i) of the Purchase Agreement is hereby amended by deleting such Section 7.5(a)(i) in its entirety and substituting in lieu thereof the following:

(i)            Except for Buyer’s portion of Taxes described in Section 7.5(a)(v) or for Taxes included in the Final Net Asset Value, Seller shall be liable for, and shall indemnify and hold Buyer harmless against, all (A) Taxes relating to the Assets for any taxable year or period that ends before the Closing Date, (B) Taxes imposed on Suplementos Solgar directly or as a member of the Spanish Tax Group, as regulated under Chapter VII Title VII of Spanish RDL 4/2004 of 5 March 2004, for any taxable year or period that ends before the Closing Date and, in each case (A) and (B), with respect to any Straddle Period, the portion of such Straddle Period ending on the day before the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Suplementos Solgar and any of Seller’s Tax Affiliates) and (C) Taxes attributable to the sale of the Assets and Shares pursuant to this Agreement that relate to any period (or any portion of a Straddle Period) ending on or before the Closing Date, provided that the parties acknowledge and agree that any adjustment to the Purchase Price hereunder (including, without limitation, under Section 3.6) shall be deemed for purposes of this Section 7.5(a)(i)(C) to have occurred on the Closing Date and any Taxes attributable to such adjustment shall be deemed to have accrued on the Closing Date.

This letter shall also confirm our agreement that Section 7.5(a)(ii) of the Purchase Agreement is hereby amended by deleting such Section 7.5(a)(ii) in its entirety and substituting in lieu thereof the following:

(ii)           Except for Seller’s portion of Taxes described in Sections 7.5(a)(i)(C) and 7.5(a)(v), Buyer shall be liable for, and shall indemnify and hold Seller harmless against, all (A) Taxes relating to the Assets for any taxable year or period that begins on or after the Closing Date, and (B) Taxes imposed on Suplementos Solgar for any taxable year or period that begins on or after the Closing Date and, in each case (A) and (B), with respect to any Straddle Period, the portion of such Straddle Period beginning on the Closing Date (including, without limitation, any obligation to contribute to the payment of a Tax determined on a consolidated, combined or unitary basis with respect to Suplementos Solgar and any of Buyer’s Tax Affiliates).

This letter shall also confirm our agreement that Section 7.5(a)(iii) of the Purchase Agreement is hereby amended by deleting such Section 7.5(a)(iii) in its entirety and substituting in lieu thereof the following:

(iii)          For purposes of this Agreement, whenever it is necessary to determine the liability for Taxes for a Straddle Period, the determination of the Taxes for the portion of the Straddle Period ending on the day before the Closing Date and the portion of the Straddle Period beginning on the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable years or periods, one which ended on the day before the Closing Date and the other which began on the Closing Date, and items for the Straddle Period shall be allocated between such two taxable years or periods on a “closing of the books basis” by assuming that the books of the applicable party were closed at the close of business on the day before the Closing Date, provided, however, that in the case of Taxes that are imposed on a periodic basis and measured by the amount, value or level of any item other than income, such items shall be allocated on a pro rata per diem basis.

This letter shall also confirm our agreement that Section 7.5(a)(vi) of the Purchase Agreement is hereby amended by deleting such Section 7.5(a)(vi) in its entirety and substituting in lieu thereof the following:

(vi)          Unless reflected in Final Net Asset Value, Buyer shall pay to Seller the amounts of any refund, abatement or credit of Taxes received by Buyer from a Governmental Authority related to the Business which are attributable to (A) any taxable period that ends before the Closing Date, (B) in the case of any Straddle Period the amount of the refund, abatement or credit of Taxes received by Buyer from a Governmental Authority attributable to the portion of the Straddle Period ending on the day before the Closing Date consistent with the principles of Section 7.5(a)(iii), or (C) Taxes for which Seller has previously indemnified Buyer.  Notwithstanding the foregoing, Buyer shall not be obligated to pay Seller the amount of any refund, abatement or credit of Taxes that is reflected in the Final Net Asset Value.  Seller shall pay to Buyer the amounts of any refund, abatement or credit of Taxes received by Seller from a Governmental Authority related to the Business which are attributable to (A) any taxable period that begins on or after the Closing Date, (B) in the case of any Straddle Period the amount of the refund, abatement or credit of Taxes received by Seller from a Governmental Authority attributable to the portion of the Straddle Period beginning on the Closing Date consistent with the principles of Section 7.5(a)(iii), or (C) Taxes for which Buyer has previously indemnified Seller.

This letter shall also confirm our agreement that Section 7.5(b) of the Purchase Agreement is hereby amended by deleting such Section 7.5(b) in its entirety and substituting in lieu thereof the following:

(b)           For all taxable years or periods ending before the Closing Date, Seller shall prepare and file, or cause to be prepared and filed, when due all Tax Returns with respect to Suplementos Solgar and shall timely remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns; provided, however, that with respect to such Tax Returns that are due on or after the Closing Date, Seller shall prepare and present, or cause to be prepared and presented, such Tax Returns (or in the case of a consolidated, combined or unitary Tax Return, a pro forma Tax Return reflecting the Taxes with respect to the Business) to Buyer for review and comment on the Closing Date or at least five (5) days before the date on which such Tax Returns are required to be filed (or, in the case of Tax Returns related to income Taxes, at least twenty-five (25) days before the date on which such Tax Returns are required to be filed), whichever is later, and shall consider in good faith any suggestion or comments made by Buyer with respect to such Returns.  For the avoidance of doubt, nothing in this Agreement shall require Seller or any Affiliate of Seller to disclose any Tax Returns or other information other than those which are related solely to the Business.  For all Straddle Periods and taxable years or periods beginning on or after the Closing Date, Buyer shall prepare and file, or cause to be prepared and filed, when due all Tax Returns with respect to Suplementos Solgar and shall timely remit (or cause to be remitted) to the appropriate Governmental Authority any Taxes due in respect of such Tax Returns.  Seller shall pay to Buyer in sufficient time for Buyer to pay the appropriate Governmental Authority, the portion of the Tax liability attributable to Seller on such Straddle Period Tax Returns as determined pursuant to Section 7.5(a).  Buyer shall not amend any Tax Return filed by Seller or make any Tax election that would affect the Tax liability of (i) Suplementos Solgar, with respect to any Straddle Period or any taxable years or periods ending before the Closing Date, or (ii) Seller or any of Seller’s Tax Affiliates, in each case (i) and (ii), without the prior written consent of Seller, which consent shall not be unreasonably withheld; provided, however, Buyer shall be entitled to make an election under Section 338 of the Code (or any similar provision under the laws of Spain) or an election to treat Suplementos Solgar as a pass-through entity for U.S. or Spanish Tax purposes without Seller’s consent.  Buyer will file all Tax Returns with respect to Straddle Periods in accordance with Seller’s past practice (except as required by law).  Buyer shall prepare and present such Straddle Period Tax Returns to Seller for review and comment at least five (5) days before the date on which such Tax Returns are required to be filed (or, in the case of Tax Returns related to income Taxes, at least twenty-five (25) days before the date on which such Tax Returns are required to be filed) and shall consider in good faith any suggestions or comments made by Seller with respect to such Tax Returns.  Any disputes regarding the application of this Section 7.5(b) with respect to a Tax Return relating to taxable years or periods ending before the Closing Date or a Straddle Period Tax Return that remains unresolved following such period shall be resolved pursuant to Section 7.5(g).

This letter shall also confirm our agreement that Section 7.5(c) of the Purchase Agreement is hereby amended by deleting such Section 7.5(c) in its entirety and substituting in lieu thereof the following:

(c)           Contest Provisions.  Buyer shall notify Seller and Seller shall notify Buyer, as the case may be, in writing upon receipt of written notice of any pending or threatened federal, state, local or foreign Tax audits, assessments or proceedings (“Tax Proceedings”) which may affect the Tax liability of (i) Buyer or Suplementos Solgar, for which Seller would be required to indemnify Buyer pursuant to paragraph (a) of this Section 7.5, (ii) Seller, or (iii) any Tax Affiliate of Seller.  Seller shall have the right to represent, and Buyer shall have the right to participate in at Buyer’s own expense the representation of, Suplementos Solgar’s interest in any such Tax Proceeding and any Tax Proceeding relating to any taxable periods ending before the Closing Date, and to employ counsel of its choice at its expense.  Seller has the right, but not the obligation, to jointly represent its interests with Buyer in any Tax Proceeding relating to Taxes for any Straddle Period.  Any disputes regarding the conduct or resolution of any Tax Proceeding shall be resolved pursuant to Section 7.5(g).

This letter shall also confirm our agreement that Section 7.5(d)(ii) of the Purchase Agreement is hereby amended by deleting such Section 7.5(d)(ii) in its entirety and substituting in lieu thereof the following:

(ii)           An allocation of the Purchase Price by jurisdiction based upon the fair market value of each of the Assets and the Shares to be sold by Seller and acquired by Buyer pursuant to this Agreement is attached as Schedule 7.5(d).  Seller and Buyer shall cooperate with each other to determine the applicable values, allocations and other information necessary to timely file Forms 8594 with respect to the transactions contemplated by Article 2 and shall each file all Tax Returns consistent therewith.  Seller and Buyer will mutually agree in writing upon appropriate adjustments to such allocation as necessary following the Closing to account for adjustments to the Purchase Price made pursuant to this Agreement.  All adjustments to the Purchase Price made pursuant to this Section 7.5(d)(ii) and Section 7.5(e) will be made in accordance with Section 1060 of the Code, and the regulations thereunder, or in accordance with applicable foreign law.

This letter shall also confirm our agreement that Section 9.5 of the Purchase Agreement is hereby amended by deleting such Section 9.5 in its entirety and substituting in lieu thereof the following:

9.5.          International Employees of the European Union.

(a)           Seller and Buyer accept and agree that the transfer of employment of the Ex-U.S. Employees in the EU countries (hereinafter referred to as “European Employees”) will be effected and governed by the Transfer Provisions (defined below); provided, however, that Buyer shall be entitled to the indemnification provided in Section 9.3(a)(v)(B) (except to the extent that any liability, claim or loss relates to any action or omission of Buyer in violation of or non-compliance with the Transfer Provisions, for which Buyer shall be responsible and from and against which Buyer shall indemnify and hold harmless Seller and its Affiliates).

(b)           Buyer shall ensure that it and its Affiliates (where necessary) comply with their respective obligations under the Transfer Provisions and upon reasonable request provide Seller or the relevant Seller’s Affiliate with such information necessary to enable either Seller or its Affiliate as the case may be to carry out its duties under the Transfer Provisions concerning measures to effectuate the transfer of the European Employees to Buyer.

(c)           “Transfer Provisions” shall mean any legislation implementing the provisions of Directive 2001/23/EC commonly called the Acquired Rights Directive or Transfer of Undertakings Directive.

This letter agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of New York.

Except as expressly modified hereby, the terms of the Purchase Agreement remain in full force and effect.

[signature page follows]

This letter agreement may be executed in counterparts (including by means of facsimile delivery), each of which shall be deemed to be an original, but all of which together shall constitute one agreement.

WYETH

		By:	/s/ Jack M. O’Connor
Name: Jack M. O’Connor
Title: Vice President

ACKNOWLEDGED AND AGREED as of the date set forth above

NBTY, INC.

By:	/s/ Michael C. Slade
Name: Michael C. Slade
Title: Senior Vice President